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                          INVESTMENT ADVISORY AGREEMENT

                                  July 30, 1997

Warburg, Pincus Counsellors, Inc.
466 Lexington Avenue
New York, New York 10017-3147

Dear Sirs:

         Warburg, Pincus Institutional Fund, Inc., a corporation organized under the laws of the State of Maryland (the "Fund"), is an open-end, management investment company that currently offers six portfolios, one of which is the Small Company Value Portfolio (the "Portfolio"). The Fund on behalf of the Portfolio herewith confirms its agreement with Warburg, Pincus Counsellors, Inc. (the "Adviser") as follows:

         1. Investment Description; Appointment
            -----------------------------------

         The Fund desires to employ the capital of the Portfolio by investing and reinvesting in investments of the kind and in accordance with the limitations specified in its Articles of Incorporation, as may be amended from time to time, and in its Prospectus and Statement of Additional Information relating to the Portfolio as from time to time in effect, and in such manner and to such extent as may from time to time be approved by the Board of Directors of the Fund. Copies of the Fund's Prospectus and Statement of Additional Information relating to the Portfolio and Articles of Incorporation, as each may be amended from time to time, have been or will be submitted to the Adviser. The Fund desires to employ and hereby appoints the Adviser to act as investment adviser to the Portfolio. The Adviser accepts the appointment and agrees to furnish the services for the compensation set forth below.

         2. Services as Investment Adviser
            ------------------------------

         Subject to the supervision and direction of the Board of Directors of the Fund, the Adviser will (a) act in strict conformity with the Fund's Articles of Incorporation, the Investment Company Act of 1940 and the Investment Advisers Act of 1940, as the same may from time to time be amended, (b) manage the Portfolio in accordance with the Portfolio's investment objective and policies as stated in the Fund's Prospectus and Statement of Additional Information relating to the Portfolio as from time to time in effect, (c) make investment decisions for the Portfolio and (d) place purchase and sale orders for securities on behalf of the Portfolio. In providing those services, the Adviser will provide investment research and supervision of the Portfolio's investments and conduct a continual program of investment, evaluation and, if appropriate, sale and reinvestment of the Portfolio's assets. In addition, the Adviser will




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furnish the Fund with whatever statistical information the Fund may reasonably request with respect to the securities that the Portfolio may hold or contemplate purchasing.

         3. Brokerage
            ---------

         In executing transactions for the Portfolio and selecting brokers or dealers, the Adviser will use its best efforts to seek the best overall terms available. In assessing the best overall terms available for any portfolio transaction, the Adviser will consider all factors it deems relevant including, but not limited to, breadth of the market in the security, the price of the security, the financial condition and execution capability of the broker or dealer and the reasonableness of any commission for the specific transaction and for transactions executed through the broker or dealer in the aggregate. In selecting brokers or dealers to execute a particular transaction and in evaluating the best overall terms available, the Adviser may consider the brokerage and research services (as those terms are defined in Section 28(e) of the Securities Exchange Act of 1934, as the same may from time to time be amended) provided to the Portfolio and/or other accounts over which the Adviser or an affiliate exercises investment discretion.

         4. Information Provided to the Fund
            --------------------------------

         The Adviser will keep the Fund informed of developments materially affecting the Portfolio, and will, on its own initiative, furnish the Fund from time to time with whatever information the Adviser believes is appropriate for this purpose.

         5. Standard of Care
            ----------------

         The Adviser shall exercise its best judgment in rendering the services listed in paragraphs 2, 3 and 4 above. The Adviser shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Fund or the Portfolio in connection with the matters to which this Agreement relates, provided that nothing herein shall be deemed to protect or purport to protect the Adviser against any liability to the Fund or the Portfolio or to shareholders of the Fund or the Portfolio to which the Adviser would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or by reason of the Adviser's reckless disregard of its obligations and duties under this Agreement.

         6. Compensation
            ------------

         In consideration of the services rendered pursuant to this Agreement, the Portfolio will pay the Adviser an annual fee calculated at an annual rate of
 .90% of the Portfolio's average daily net assets. The fee for the period from the date the Fund's registration statement amendment relating to the



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Portfolio becomes effective by the Securities and Exchange Commission to the end
of the year during which such registration statement amendment becomes effective shall be prorated according to the proportion that such period bears to the full yearly period. Upon any termination of this Agreement before the end of a year, the fee for such part of that year shall be prorated according to the proportion that such period bears to the full yearly period and shall be payable upon the date of termination of this Agreement. For the purpose of determining fees payable to the Adviser, the value of the Portfolio's net assets shall be computed at the times and in the manner specified in the Fund's Prospectus or Statement of Additional Information relating to the Portfolio as from time to time in effect.

         7. Expenses
            --------

         The Adviser will bear all expenses in connection with the performance of its services under this Agreement. The Portfolio will bear its proportionate share of certain other expenses to be incurred in its operation, including: investment advisory and administration fees; taxes, interest, brokerage fees and commissions, if any; fees of Directors of the Fund who are not officers, directors, or employees of the Adviser or any of its affiliates; fees of any pricing service employed to value shares of the Portfolio; Securities and Exchange Commission fees and state blue sky qualification fees; charges of custodians and transfer and dividend disbursing agents; the Portfolio's proportionate share of insurance premiums; outside auditing and legal expenses; costs of maintenance of the Portfolio's existence; costs attributable to investor services, including, without limitation, telephone and personnel expenses; costs of preparing and printing prospectuses and statements of additional information for regulatory purposes and for distribution to existing shareholders; costs of shareholders' reports and meetings of the shareholders of the Portfolio and of the officers or Board of Directors of the Fund; and any extraordinary expenses.

         The Portfolio will be responsible for nonrecurring expenses which may arise, including costs of litigation to which the Portfolio is a party and of indemnifying officers and Directors of the Fund with respect to such litigation and other expenses as determined by the Directors.

         8. Reimbursement to the Fund
            -------------------------

         If in any fiscal year the aggregate expenses of the Portfolio (including fees pursuant to this Agreement and the Portfolio's administration agreements, but excluding interest, taxes, brokerage and, if permitted by state securities commissions, extraordinary expenses) exceed the expense limitation of any state having jurisdiction over the Portfolio, the Adviser will reimburse the Portfolio for such excess expense. The Adviser's expense reimbursement



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obligation will be limited to the amount of its fees received pursuant to this
Agreement. Such expense reimbursement, if any, will be estimated, reconciled and paid on a monthly basis.

         9. Services to Other Companies or Accounts
            ---------------------------------------

         The Fund understands that the Adviser now acts, will continue to act and may act in the future as investment adviser to fiduciary and other managed accounts and to one or more other investment companies or series of investment companies, and the Fund has no objection to the Adviser so acting, provided that whenever the Portfolio and one or more other accounts or investment companies or portfolios advised by the Adviser have available funds for investment, investments suitable and appropriate for each will be allocated in accordance with a formula believed to be equitable to each entity. The Fund recognizes that in some cases this procedure may adversely affect the size of the position obtainable for the Portfolio. In addition, the Fund understands that the persons employed by the Adviser to assist in the performance of the Adviser's duties hereunder will not devote their full time to such service and nothing contained herein shall be deemed to limit or restrict the right of the Adviser or any affiliate of the Adviser to engage in and devote time and attention to other businesses or to render services of whatever kind or nature.

         10. Term of Agreement
             -----------------

         This Agreement shall continue until April 17, 1999 and thereafter shall continue automatically for successive annual periods, provided such continuance is specifically approved at least annually by (a) the Board of Directors of the Fund or (b) a vote of a "majority" (as defined in the Investment Company Act of 1940) of the Portfolio's outstanding voting securities, provided that in either event the continuance is also approved by a majority of the Board of Directors who are not "interested persons" (as defined in said Act) of any party to this Agreement, by vote cast in person at a meeting called for the purpose of voting on such approval. This Agreement is terminable, without penalty, on 60 days' written notice, by the Board of Directors of the Fund or by vote of holders of a majority of the Portfolio's shares, or upon 90 days' written notice, by the Adviser. This Agreement will also terminate automatically in the event of its assignment (as defined in said Act).

         11. Representation by the Fund
             --------------------------

         The Fund represents that a copy of its Articles of Incorporation filed on May 13, 1992, together with all amendments thereto, is on file in the Department of Assessments and Taxation of the State of Maryland.





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         12. Miscellaneous
             -------------

         The Fund recognizes that directors, officers and employees of the Adviser may from time to time serve as directors, trustees, officers and employees of corporations and business trusts (including other investment companies) and that such other corporations and trusts may include the name "Warburg, Pincus" as part of their names, and that the Adviser or its affiliates may enter into advisory or other agreements with such other corporations and trusts. If the Adviser ceases to act as the investment adviser of the Portfolio's shares, the Fund agrees that, at the Adviser's request, the Fund's license to use the words "Warburg, Pincus" will terminate and that the Fund will take all necessary action to change the name of the Fund and the Portfolio to names not including the words "Warburg, Pincus."

         Please confirm that the foregoing is in accordance with your understanding by indicating your acceptance hereof at the place below indicated, whereupon it shall become a binding agreement between us.

                                   Very truly yours,


                                   WARBURG, PINCUS INSTITUTIONAL
                                   FUND, INC.


                                   By:/s/ Eugene P. Grace
                                      ---------------------------
                                      Name: Eugene P. Grace
                                      Title: Vice President & Secretary
Accepted:

WARBURG, PINCUS COUNSELLORS, INC.


By: Eugene P. Grace
   -----------------------------
   Name: Eugene P. Grace
   Title: Senior Vice President





















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